As filed with the Securities and Exchange Commission on August 5, 2022

Registration No. 333-265024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Heart Test Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Texas	334510	26-1344466
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 Reserve St, Suite 360		Mark Hilz
Southlake, Texas 76092		550 Reserve St, Suite 360
682-237-7781		Southlake, Texas 76092
682-237-7781
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)		(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard F. Dahlson	Steven R. Jacobs
Jackson Walker L.L.P.	Jackson Walker L.L.P.
2323 Ross Avenue	112 East Pecan Street
Suite 600	Suite 2400
Dallas, Texas 75201-2725	San Antonio, Texas
214-953-6000	78205
210-978-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-265024)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Heart Test Laboratories, Inc. (File No. 333-265024) (the “Registration Statement”) is being filed as an exhibit-only filing solely to include the consent of Haskell & White LLP with respect to its report dated July 29, 2022 relating to the financial statements of Heart Test Laboratories, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended April 30, 2022, filed herewith as Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Exhibit 23.1. The report of Haskell & White LLP was filed in the Prospectus Supplement No. 2 dated August 5, 2022 filed pursuant to Rule 424(b)(3). The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibit is being filed herewith:

Exhibit Number	Exhibit Description

23.1	Consent of Haskell & White LLP, independent registered public accounting firm

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas on August 5, 2022.

Heart Test Laboratories, Inc.

By:	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	President, Chief Executive Officer and
Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Simpson	President, Chief Executive Officer and Chairman	August 5, 2022
Andrew Simpson	of the Board of Directors
(Principal Executive Officer)

/s/ Danielle Watson	Chief Financial Officer and Treasurer	August 5, 2022
Danielle Watson	(Principal Financial and Accounting Officer)

/s/ Mark Hilz	Chief Operating Officer, Secretary and Director	August 5, 2022
Mark Hilz

/s/ *	Director	August 5, 2022
Bruce Bent

/s/ *	Director	August 5, 2022
Patrick Kanouff

/s/ *	Director	August 5, 2022
Brian Szymczak

* By:	/s/ Andrew Simpson
Attorney-In-Fact